EXHIBIT 10(f)17
                         THIRD AMENDMENT TO THE DEFERRED

                     COMPENSATION PLAN FOR KEY EMPLOYEES OF

                       SAVANNAH ELECTRIC AND POWER COMPANY

         WHEREAS, the Board of Directors of Savannah Electric and Power Company (the "Company") heretofore adopted the Deferred Compensation Plan for Key Employees of Savannah Electric and Power Company (the "Plan") in order to provide key management employees with long-term compensation incentives; and

         WHEREAS, the Plan has been amended from time to time to change the terms of these long-term incentives; and

         WHEREAS, the Company desires to amend that provision in the Plan providing severance benefits to shorten the years of service and age requirement set forth therein; and

         WHEREAS, the Company has reserved the right to amend the Plan at any time pursuant to Article XI of the Plan.

         NOW THEREFORE, effective May 1, 1997, the Company hereby amends the Plan as follows:

1.

         Section 1 of Article VII of the Plan shall be amended by deleting said
Section in its entirety and substituting therefor the following new language:

         1.       Severance Benefits.

                  (a) In the event a Participant's employment with the Company terminates for any reason other than death, Total Disability, Early Retirement or Normal Retirement, and at the time of such termination such Participant has neither accrued ten (10) Years of Service nor attained age forty-eight (48) the Participant's participation in the Plan shall cease as of the date of such termination. In such event, the Company shall pay the former Participant the amount of his actual gross deferrals plus interest thereon at [seven percent (7%) per annum, compounded annually. Such amount shall be payable to the former Participant at the option of the Committee in either a lump sum within ninety
(90) days following such termination or in up to sixty (60) equal consecutive monthly installments with interest at seven percent (7%) per annum commencing within ninety (90) days following such termination.]2

                  (b) In the event a Participant's employment with the Company terminates for any reason other than death, Total Disability, Early Retirement or Normal Retirement, and at the time of such termination such Participant has either accrued ten (10) or more Years of Service or attained age forty-eight
(48) such Participant shall receive a benefit identical to the Retirement Benefits of Article IV (either the Early Retirement Benefit or Normal Retirement Benefit, as the case may be) to which such Participant would have become entitled if he retired upon or after attaining age sixty (60). Provided, however, in the event a Participant dies prior to commencement of payment of such Severance Benefit, the Participant's Designated Beneficiary shall receive, in lieu of such Severance Benefit, the Survivor Benefit specified in Article V hereof.

                                       2.

         All parts of the Plan not inconsistent herewith are hereby ratified and affirmed.

         IN WITNESS WHEREOF, the Board of Directors of Savannah Electric and Power Company hereby approves this Third Amendment to the Deferred Compensation Plan for Key Employees of Savannah Electric and Power Company, as executed by the undersigned authorized officer, and further authorizes such other actions necessary to implement this Third Amendment this day of , 1997, to be effective as provided herein.

                                       SAVANNAH ELECTRIC AND POWER COMPANY

                                       By:________________________________
                                              Arthur M. Gignilliat, Jr.
                                          President and Chief Executive Officer

ATTEST:

--------------------
Lavonne K. Calandra
Corporate Secretary

(CORPORATE SEAL)